Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:

David J. Fallon
Chief Financial Officer
Franklin, Tennessee
615-771-3100

FOR IMMEDIATE RELEASE
WEDNESDAY, JANUARY 12, 2011

CLARCOR REPORTS FOURTH QUARTER AND FULL YEAR 2010 RESULTS

2010 DILUTED EARNINGS PER SHARE GREW 34%
TO FULL YEAR RECORD HIGH OF $1.88

Unaudited Fourth Quarter and Fiscal Year 2010 Highlights
(Amounts in millions, except per share data and percentages)

	Quarter Ended			Year Ended
	11/27/10	11/28/09	Change	11/27/10	11/28/09	Change

Net sales	$275.7	$234.4	18%	$1,011.4	$907.7	11%

Operating profit	$43.8	$34.7	26%	$144.6	$105.7	37%

Net earnings – CLARCOR	$29.0	$24.7	17%	$96.1	$71.5	34%

Diluted earnings per share	$0.57	$0.49	16%	$1.88	$1.40	34%

Operating margin	15.9%	14.8%	1.1 pts	14.3%	11.6%	2.7 pts

FRANKLIN, TN, Wednesday, January 12, 2011—CLARCOR Inc. (NYSE:  CLC) reported its financial results for the fourth quarter and fiscal year 2010.  Diluted earnings per share for fiscal year 2010 grew by 34% from 2009 to a record high of $1.88, driven by an 11%, or $103.7 million, increase in net sales and a 2.7 point improvement in operating margin from full year 2009.  Full year 2010 highlights include the following:

•	Consolidated gross margin of 33.5% was highest in nineteen years
•	Consolidated operating margin of 14.3% matched 2008, the highest since 1992
•	Engine/Mobile segment grew sales 20% with an operating margin of 20.7%
•	Industrial/Environmental segment operating margin exceeded 10% in last six months
•	Packaging segment thirty year high in sales and ten year high in operating margin

•	Generated in excess of $140 million of cash from operations
•	Continued to enhance technological capability, especially in media development

For the fourth quarter of 2010, diluted earnings per share increased 16% to $0.57 on $41.3 million, or 18%, higher net sales from the same period in 2009.  Operating margin in the fourth quarter of 2010 improved just over one point to 15.9%.  Changes in foreign currency exchange rates negatively impacted fourth quarter 2010 net sales by $0.3 million but positively impacted operating profit by $0.2 million compared to the fourth quarter of 2009.  Changes in foreign currency exchange rates positively impacted full year 2010 net sales by $6.6 million and operating profit by $1.7 million compared to the full year 2009.

Norm Johnson, CLARCOR’s Chairman and Chief Executive Officer, said, “We finished 2010 with another solid quarter.  Our strong operating performance in the fourth quarter allowed us to cap off our year with record high earnings per share of $1.88, two cents better than our previous record high in 2008.  This record performance is reflective of our recovery from the negative impact of the recession and the benefits of the various cost reduction initiatives we have put in place including the restructuring of our HVAC filter operations.  Our 14.3% operating margin in 2010 matched our 2008 operating margin, the highest in the past eighteen years.  Our 2010 success positions us well for another anticipated record year in 2011.

“Our Baldwin business unit continues to be our backbone.  Performance at Baldwin in 2010 drove our 20% sales growth and 20.7% operating margin in our Engine/Mobile Filtration segment.  As a testament to Baldwin’s long-term success, 2010 was the tenth consecutive year that operating margin exceeded 20% in our Engine/Mobile Filtration segment.  We expect this success to continue as Baldwin further solidifies its position as a leader in the heavy-duty engine filtration market in the U.S. and pursues exciting growth opportunities in China and other international markets.

“We are certainly proud of the significant improvements in the operating margin at our Industrial/Environmental Filtration segment in 2010.  We posted operating margins in this segment in excess of 10.0% in each of the third and fourth quarters of 2010.  We anticipate building upon this success to exceed 10% operating margin in this segment for the full year 2011.

“Our 33.5% gross margin in 2010 was our highest gross margin percentage in almost twenty years—exceeding the 32.1% gross margin percentage in 2008 despite 2010 sales being 5% lower than 2008 sales.  This gross margin improvement from 2008 despite lower sales reflected the benefits of the restructuring of our HVAC filter operations and our ongoing focus on eliminating cost and improving efficiency at all of our businesses through our continuous improvement culture.

“We believe our current cost structure positions us well to capitalize on our anticipated growth going forward.  We are focused on growth through the introduction of new filtration solutions and leveraging the strength of existing products and technologies into new markets, both domestically and abroad.”

Fourth Quarter Results:

Engine/Mobile Filtration Segment

Net sales at our Engine/Mobile Filtration segment for the fourth quarter of 2010 increased $18.3 million, or 18%, compared with the fourth quarter of 2009.  Most of this increase was related to additional heavy-duty engine filter sales, which have been positively influenced by the renewed strength in the U.S. trucking industry.  Through November 2010, heavy-duty truck tonnage in the U.S. was approximately 6% higher compared with the same period in 2009.  International sales of heavy-duty engine filters continue to be strong, notably in China, where sales increased almost 50% in the fourth quarter of 2010 compared with the fourth quarter of 2009.  Our growth in China is primarily the result of the development of new products sold to existing OEM customers for both first-fit and aftermarket applications as we continue to expand our China product offering.

Operating profit at our Engine/Mobile Filtration segment for the fourth quarter of 2010 increased $3.3 million, or 15%, from the fourth quarter of 2009.  This increase was primarily the result of higher year-over-year heavy-duty engine filter sales.  Despite the improvement in operating profit, operating margin declined in the fourth quarter to 21.1% from 21.7% from the comparable period last year.  This reduction was primarily the result of approximately $6.0 million of additional selling and administrative expenses, the majority of which was employee compensation associated with our company-wide profit sharing program.

Industrial/Environmental Filtration Segment

The operating margin in the fourth quarter of 2010 in our Industrial/Environmental Filtration segment was 12.2%.  The fourth quarter was the second consecutive quarter where we exceeded our long-term operating margin goal of 10.0% for this segment.  The just over three point improvement in operating margin from the fourth quarter of 2009 was driven by an $18.2 million, or 16%, increase in net sales and the corresponding absorption of fixed costs, the improved cost structure following the restructuring at our HVAC filter operations and the continued improvement in operating performance at our Total Filtration Services (“TFS”) distribution business—which has improved operating margin for seven consecutive quarters.

Our European net sales in the Industrial/Environmental Filtration segment increased slightly in the fourth quarter of 2010 compared to the same period last year.  However, our European net sales in this segment increased almost 28% from the third quarter of 2010 on the strength of natural gas vessel orders sold into the Mideast, a geographic market we serve from our European operations.  We anticipate continued growth in the Mideast in 2011 as we further develop our market presence there.

Sales of our natural gas vessels and aftermarket filters outside Europe in the fourth quarter of 2010 increased $6.8 million, or 33%, from the fourth quarter of 2009 and $5.6 million, or 25%, from the third quarter of 2010.  This increase was the result of a significant natural gas vessel and element order for a large project in Malaysia.  We anticipate continued overall growth in our natural gas market as we maintain our natural gas vessel business while growing our natural gas element aftermarket business.

Packaging Segment

Net sales in our Packaging segment increased $4.8 million, or 22%, to $27.0 million in the fourth quarter of 2010 as compared to the same period in the prior year.  This increase was primarily driven by additional sales of smokeless tobacco packaging and decorated flat sheet metal.  Operating profit in the fourth quarter of 2010 rose from 2009 primarily due to the incremental profit from this increase in sales.

2011 Guidance

Norm Johnson, Chairman and Chief Executive Officer, commented on CLARCOR’s 2011 guidance, “We expect to build upon our 2010 success in fiscal year 2011.  We will focus on the continued growth of our top-line through the introduction of innovative products while leveraging our technology capabilities, including media development.  In addition, we will continue to expand our geographical presence in developing markets, notably China and the rest of Asia—where we expect to grow sales in excess of 30% next year.  Moreover, consistent with our continuous improvement culture, we will continue to focus on reducing costs while optimizing process efficiencies.”

We expect to generate diluted earnings per share in the range of $2.10 to $2.25 in fiscal year 2011.  Anticipated sales growth and operating margin by segment and on a consolidated basis are as follows:

	2011 Estimated Sales Growth	2011 Estimated Operating Margin

Engine/Mobile Filtration	9.0% to 11.0%	20.0% to 22.0%

Industrial/Environmental Filtration	10.0% to 12.0%	10.0% to 11.0%

Packaging	-9.0% to -7.0%	8.0% to 9.0%

CLARCOR	8.0% to 10.0%	14.5% to 15.5%

We expect 2011 cash from operations will be between $120 and $130 million, capital expenditures will be between $30 and $40 million and our effective tax rate will range between 32% and 33%.  Our 2011 guidance does not include the impact of our recently announced Transweb acquisition which we expect to be slightly accretive in fiscal year 2011.

Engine/Mobile Filtration

We expect continued solid growth in this segment in 2011, primarily from sales of heavy-duty engine filters in both U.S. and international markets—notably China and the rest of Asia.  Although we anticipate stronger growth internationally, our domestic sales are targeted to grow in excess of 6% in 2011.  Achieving this domestic growth is dependent upon the continued expansion of the U.S. economy and the related increase in truck tonnage in 2011.

Industrial/Environmental Filtration

We project 2011 operating margin in this segment will exceed our long-stated goal of 10.0%.  We expect that continued cost improvements at our HVAC filter and TFS businesses, in conjunction with several growth opportunities we foresee in this segment, will facilitate us reaching this goal.  Our anticipated double-digit sales growth is driven by the further development of new products, the full launch of our self-supported pleat (“SSP”) HVAC filter product, the continued penetration of the natural gas element aftermarket and the growth of our current filtration products in international markets, including the Mideast and Brazil.

Packaging

Our Packaging segment had a very successful 2010 with a 9.4% operating margin and its highest sales level in almost 30 years.  We project sales in this segment to decline in 2011 primarily due to a no-margin, $4.6 million equipment and tooling sale to one of our customers in 2010 that will not repeat in 2011.  Sales to the smokeless tobacco and flat sheet metal markets in this segment are anticipated to remain strong in 2011.

CLARCOR will be holding a conference call to discuss the fourth quarter results at 10:00 a.m. CDT on January 13, 2011.  Interested parties can listen to the conference call at www.clarcor.com or www.viavid.net.  A replay will be available on these websites and also at 877-870-5176 or 858-384-5517 by providing confirmation code 8791734. The replay will be available through January 27, 2011 by telephone and for 30 days on the Internet.

CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of CLARCOR are traded on the New York Stock Exchange under the symbol CLC.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements made in this press release other than statements of historical fact, are forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, among other things: statements and assumptions relating to future growth, as well as management's short-term and long-term performance goals; statements regarding anticipated order patterns from our customers or the anticipated economic conditions of the industries and markets that we serve; statements related to the performance of the U.S. and other economies generally; statements relating to the anticipated effects on results of operations or financial condition from recent and expected developments or events; statements relating to the Company's business and growth strategies; and any other statements or assumptions that are not historical facts. The Company believes that its expectations are based on reasonable assumptions. However, these forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company's actual results, performance or achievements, or industry results, to differ materially from the Company's expectations of future results, performance or achievements expressed or implied by these forward-looking statements. The Company's past results of operations do not necessarily indicate its future results. In addition, the Company’s results of operations for fiscal year 2010 are subject to finalization of the Company’s year-end financial and accounting procedures.  These and other uncertainties are discussed in the "Risk Factors'' section of the Company’s 2009 Form 10-K. The future results of the Company may fluctuate as a result of these and other risk factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release. Except as otherwise required by applicable laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements or the risk factors described in this press release, including projected sales and profit levels for any business segment in any given quarter, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.

TABLES FOLLOW

CLARCOR 2010 FOURTH QUARTER RESULTS

CONSOLIDATED  CONDENSED STATEMENTS  OF  EARNINGS
(Dollars in thousands except per share data)

	Quarter Ended		Twelve Months Ended
	November 27,	November 28,	November 27,	November 28,
	2010	2009	2010	2009

Net sales	$275,659	$234,392	$1,011,429	$907,748
Cost of sales	183,461	159,628	673,022	628,460

Gross profit	92,198	74,764	338,407	279,288

Selling and administrative expenses	48,349	40,028	193,758	173,555

Operating profit	43,849	34,736	144,649	105,733

Other income (expense):
Interest expense	(206)	(272)	(546)	(2,120)
Interest income	102	8	288	278
Other, net	(386)	1,124	(968)	1,758

	(490)	860	(1,226)	(84)

Earnings before income taxes	43,359	35,596	143,423	105,649

Provision for income taxes	14,321	10,933	47,072	33,819

Net earnings	29,038	24,663	96,351	71,830

Net (earnings) losses attributable to noncontrolling interests	(34)	15	(270)	(287)

Net earnings attributable to CLARCOR Inc	$29,004	$24,678	$96,081	$71,543

Net earnings per share attributable to CLARCOR Inc:
Basic	$0.57	$0.49	$1.90	$1.41
Diluted	$0.57	$0.49	$1.88	$1.40

Average number of shares outstanding:
Basic	50,614,269	50,546,964	50,678,617	50,851,933
Diluted	51,189,705	50,847,813	51,156,229	51,120,286

Dividends paid per share	$0.1050	$0.0975	$0.3975	$0.3675

CLARCOR 2010 FOURTH QUARTER RESULTS, continued

CONSOLIDATED  CONDENSED BALANCE  SHEETS
(Dollars in thousands)
	November 27,	November 28,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$117,022	$59,277
Restricted cash	708	762
Short-term investments	-	32,171
Accounts receivable, less allowance for losses of $11,428 for 2010 and $15,150 for 2009	188,186	164,545
Inventories:
Raw materials	67,011	57,579
Work in process	26,219	23,405
Finished products	89,154	76,432
Total inventories	182,384	157,416
Deferred income taxes	25,081	27,567
Income tax receivable	7,324	-
Prepaid expenses and other current assets	5,568	6,790
Total current assets	526,273	448,528

Plant assets at cost,	456,547	447,241
less accumulated depreciation	(275,372)	(259,150)
	181,175	188,091

Assets held for sale	2,000	-
Goodwill	228,105	228,182
Acquired intangibles, less accumulated amortization	91,174	95,990
Deferred income taxes	1,000	630
Other noncurrent assets	12,684	12,469
Total assets	$1,042,411	$973,890

LIABILITIES
Current liabilities:
Current portion of long-term debt	$146	$99
Accounts payable	64,630	54,627
Accrued insurance liabilities	11,473	10,572
Accrued salaries, wages and commissions	31,497	8,599
Customer deposits	7,732	8,705
Compensated absences	8,172	7,903
Other accrued liabilities	36,702	36,018
Income taxes	3,105	5,419
Total current liabilities	163,457	131,942

Long-term debt, less current portion	17,331	52,096
Postretirement healthcare benefits	540	689
Long-term pension liabilities	65,584	61,746
Deferred income taxes	31,266	32,136
Other long-term liabilities	5,138	5,394
Total liabilities	283,316	284,003

Contingencies
Redeemable noncontrolling interest	1,568	1,412

SHAREHOLDERS' EQUITY
Capital stock	50,335	50,393
Capital in excess of par value	33,698	36,814
Accumulated other comprehensive loss	(35,041)	(32,879)
Retained earnings	707,478	632,291
Total CLARCOR Inc. equity	756,470	686,619
Noncontrolling interests	1,057	1,856
Total shareholders' equity	757,527	688,475
Total liabilities and shareholders' equity	$1,042,411	$973,890

CLARCOR 2010 FOURTH QUARTER RESULTS, continued

CONSOLIDATED CONDENSED  CASH  FLOWS
(Dollars in thousands)

	Twelve Months Ended
	November 27,	November 28,
	2010	2009
Cash flows from operating activities:
Net earnings	$96,351	$71,830
Depreciation	26,119	26,005
Amortization	4,802	4,957
Stock-based compensation expense	4,602	4,088
Excess tax benefit from stock-based compensation	(2,500)	(1,854)
Changes in short-term investments	32,171	(24,902)
Changes in assets and liabilities, excluding short-term investments	(19,774)	32,459
Other, net	512	821
Net cash provided by operating activities	142,283	113,404

Cash flows from investing activities:
Additions to plant assets	(23,371)	(21,740)
Proceeds from disposition of plant assets	2,296	815
Business acquisitions, net of cash acquired	-	(7,326)
Proceeds from insurance claim	557	500
Investment in affiliates	(199)	(1,794)
Other, net	-	(65)
Net cash used in investing activities	(20,717)	(29,610)

Cash flows from financing activities:
Net payments under line of credit	(35,000)	(40,000)
Borrowings under long-term debt	-	8,410
Payments on long-term debt	(164)	(838)
Sale of capital stock under stock option and employee purchase plans	7,290	3,616
Acquisition of noncontrolling interest	(732)	(4,592)
Purchase of treasury stock	(16,277)	(19,767)
Excess tax benefits from stock-based compensation	2,500	1,854
Cash dividends paid	(20,143)	(18,682)
Net cash used in financing activities	(62,526)	(69,999)

Net effect of exchange rate changes on cash	(1,295)	4,767

Net change in cash and cash equivalents	57,745	18,562

Cash and cash equivalents, beginning of period	59,277	40,715

Cash and cash equivalents, end of period	$117,022	$59,277

Cash paid during the period for:
Interest	$1,161	$708
Income taxes	$54,560	$32,208

CLARCOR 2010 FOURTH QUARTER RESULTS, continued

QUARTERLY INCOME STATEMENT DATA BY SEGMENT
(Dollars in thousands)

	2010
	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Twelve
	February 27	May 29	August 28	November 27	Months
Net sales by segment:
Engine/Mobile Filtration	$96,428	$113,434	$118,753	$117,489	$446,104
Industrial/Environmental Filtration	102,027	117,566	119,589	131,177	470,359
Packaging	16,676	26,869	24,428	26,993	94,966
	$215,131	$257,869	$262,770	$275,659	$1,011,429

Operating profit by segment:
Engine/Mobile Filtration	$17,862	$23,643	$25,937	$24,804	$92,246
Industrial/Environmental Filtration	4,283	10,371	12,887	15,974	43,515
Packaging	751	2,198	2,868	3,071	8,888
	$22,896	$36,212	$41,692	$43,849	$144,649

Operating margin by segment:
Engine/Mobile Filtration	18.5%	20.8%	21.8%	21.1%	20.7%
Industrial/Environmental Filtration	4.2%	8.8%	10.8%	12.2%	9.3%
Packaging	4.5%	8.2%	11.7%	11.4%	9.4%
	10.6%	14.0%	15.9%	15.9%	14.3%

	2009
	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Twelve
	February 28	May 30	August 29	November 28	Months
Net sales by segment:
Engine/Mobile Filtration	$85,380	$92,277	$96,445	$99,193	$373,295
Industrial/Environmental Filtration	113,458	119,889	114,630	113,023	461,000
Packaging	14,852	17,229	19,196	22,176	73,453
	$213,690	$229,395	$230,271	$234,392	$907,748

Operating profit by segment:
Engine/Mobile Filtration	$13,301	$18,457	$21,904	$21,554	$75,216
Industrial/Environmental Filtration	663	5,864	7,944	10,241	24,712
Packaging	(277)	909	2,232	2,941	5,805
	$13,687	$25,230	$32,080	$34,736	$105,733

Operating margin by segment:
Engine/Mobile Filtration	15.6%	20.0%	22.7%	21.7%	20.1%
Industrial/Environmental Filtration	0.6%	4.9%	6.9%	9.1%	5.4%
Packaging	-1.9%	5.3%	11.6%	13.3%	7.9%
	6.4%	11.0%	13.9%	14.8%	11.6%